Filed Pursuant to Rule 433
Registration Number 333-179541
May 9, 2012
Configurable, Modular, and Scalable for Continuous and Reliable Energy
On-grid...
off-grid...
and as grid backup
Baird Growth Conference

Forward Looking Statements
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. THE ISSUER, ANY SELLING AGENT OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 262.253.9800, extension 122.
CERTAIN STATEMENTS IN THIS DOCUMENT CONSTITUTE FORWARD-LOOKING STATEMENTS THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES, FORECASTS AND PROJECTIONS REGARDING MANAGEMENTS BELIEFS AND ASSUMPTIONS ABOUT THE INDUSTRY IN WHICH WE OPERATE. THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS, OUTCOMES OR BUSINESS CONDITIONS WILL NOT DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING, AMONG OTHERS, OUR LIMITED OPERATING HISTORY, UNPREDICTABILITY OF FUTURE PROGRAM DISPOSITIONS AND OPERATING RESULTS, COMPETITIVE PRESSURES AND THE OTHER POTENTIAL RISKS AND UNCERTAINTIES REFERRED TO IN THE RISK FACTORS SECTION OF THE PROSPECTUS FOR THE OFFERING AND DISCUSSED IN OUR MOST RECENTLY FILED ANNUAL REPORT ON FORM 10-K AND OUR SUBSEQUENTLY FILED QUARTERLY REPORTS ON FORM 10-Q.
IN THIS DOCUMENT, WE REFER TO INFORMATION REGARDING POTENTIAL MARKETS FOR PRODUCTS AND OTHER INDUSTRY DATA. WE BELIEVE THAT ALL SUCH INFORMATION HAS BEEN OBTAINED FROM RELIABLE SOURCES THAT ARE CUSTOMARILY RELIED UPON BY COMPANIES IN OUR INDUSTRY. HOWEVER, WE HAVE NOT INDEPENDENTLY VERIFIED ANY SUCH INFORMATION.
This presentation copyright 2012 by ZBB Energy Corporation

Key Stats: ZBB (NYSE AMEX)
Stock Data: ZBB (NYSE AMEX)
Stock price (5/7/12) $0.51/$1.26
Avg. Daily Vol. (3 mo.) 85,769
Shares Outstanding 41.1M
Public Float 35.3M
Market Cap $20.9M
Enterprise Value $31.9M
Institutional Ownership 8.9%
Financial Highlights
Total Revenues (ttm) $5.1M
Net income (loss) (ttm) $(9.6)M
Cash & equivalents (mrq) $0.9M
Total assets (mrq) $13.6M
Total Debt (mrq) $4.2M
Total Liabilities (mrq) $8.2M
Company info
Fiscal Yar End June 30
Founded 1998
Employees 80
Manufacturing Space 80,000 sq. ft.

Who We Are
Modular electronics and storage enable factory architected solution to any customer power problem
Plug & Play  Operation with any power source, grid condition or storage type
Patented technology enables intelligent harvesting of all available value streams for fast ROI
Reduces energy costs and increases energy reliability
On-grid or off-grid operation
Enables significant increase in penetration of distributed renewables

Problem #1: Unstable/Congested Grid
Rise of distributed solar and wind generation creating uncontrolled power flow problems
Some utilities are already limiting  distributed renewable generation due to overload conditions on distribution network
Some utilities are already curtailing renewable generation due to periodic excess generation
Oil costs and baseload utility generation in some cases more costly than renewables plus storage
Some instances where traditional utility distribution CAPEX exceeds renewables plus storage

Solution: Networked Smart Storage with ZBB EnerSystem
Enables greater use & diversity of renewable energy sources by managing intermittency
Provides a network of reserve capacity
Avoids demand charges by clipping demand peaks
Avoids turning loads off due to Demand Response
Lowers peak rates by time shifting
Reduces or eliminates need for expensive diesel back-up
Integrates renewables and storage to EV charging stations & grid

Problem # 2: No Grid Available
Market Opportunity
1.4 billion people have no electricity
Billions of people depend on diesel fuel to cover long grid outages
Fuel for electrical generation costs the military billions of dollars and many lives
Telecom depends on diesel fuel & lead acid
Problems
Diesel cost going up; solar & wind down
Effective integration of intermittent AC and DC circuits with storage is complex
Costly, unreliable storage options
Lead-acid battery environmental issues

Mega-Trend Market Opportunity
Renewable energy shifting shows greatest potential, snatching up to $61B or 54% of global demand in 2017 *
* Source: Lux Research March, 2012

Major Market Driver: Increasing Global Use of Solar Power
Distributed Solar Power Capacity Continues to Climb Due to:
Decreasing cost to deploy & maintain *
Supportive environmental laws and mandates
State & federal incentives
Increase in cost of diesel fuel
Migration away from nuclear power
Distributed solar power will not be able to scale past about 15% of grid power without the smart storage that the ZBB EnerSystem enables

Major Market Driver: Microgrid & Remote/Off Grid Market
A microgrid is a small-scale version of the traditional electricity grid
Microgrids can be networked to one another and the central grid in order to boost capacity, efficiency and reliability
They can function as autonomous islands of power during times of emergency
They use a mix of energy sources, including renewables
They requiring intelligent power management and storage to be reliable and cost-effective
ZBB has penetration in all segments of the emerging microgrid market
Annual Microgrid Revenue by Segment, Base Scenario, World Markets:  2011-2017*
* Source:  Pike Research

ZBB EnerSystem™ Power and Energy Management Platform

- The ZBB EnerSystem is a seamless integration of smart power electronics and energy storage
- Modular design allows configuration to customer needs; on-grid, off-grid and/or as grid-backup
- The ZBB EnerSystem enables simultaneous money saving operations for the owner
- Configured and tested as a system in the factory, it hits the ground running
- Can be used by the utility as a grid control asset
- Storage agnostic



Local Power Sources
(Solar, Wind, Gen Set)
ZBB EnerSystem
ZBB EnerSection
Control Center
ZBB EnerStore
Battery
End User
The Grid
(On or Off)

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ZBB EnerSection™
Power & Energy Control Center

- **ZBB EnerSection** is the heart of the system — a ***"Cisco Router"*** for power
- AC and DC circuits can simultaneously be coming in and being fed out—making it a "microgrid-in-a-box"
- Patented common DC bus allows power to flow between all connected devices and feed AC inverter
- Power modules in each cabinet contain identical hardware and are configured with software only
- Easily expanded or modified in the field
- ZBB inverters are ETL certified to UL 1741 standards for smart grid interface (60 kW and 125 kW in test)
- Up to 500kW AC power rating with multiple inverters
- -30°C to +50°C range meets outdoor & industrial specs
- Early versions have been fielded without fail >24 months



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Cost Comparison: Renewable Integration with Storage & Grid
ZBB System Advantages vs. Conventional Architecture:
Plug & Play
49% less expensive than conventional project cost*
Common components
Single Point-of-Connection to Grid
Specification testing prior to delivery
Common software
Factory tested as a system
* Source:  Internal company estimates

ZBB EnerStore™ Energy Storage System

- **ZBB EnerStore™** uses innovative ZBB Zinc-bromide flow batteries
  - Lowest cost of ownership solution for renewable energy installations
  - Wide temperature range
  - 1-8 hour discharges are strong suit
  - 5x volumetric energy density of vanadium flow batteries
  - Cost less than Li-ion
- Modular, transportable, and scalable from 50kWh to 1MWh
- Environmentally friendly, easy to permit
- Multiple design, material and process patents and trade secrets



250kWh ZBB EnerStore



50kWh ZBB EnerStore

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Cost Saving of Flow Batteries Compared to Lead Acid (VRLA)
Lead acid batteries are about five times (5X) the lifetime OPEX replacement parts vs. flow batteries
Lead acid batteries typically have more than two times (2X) the service costs over its lifetime
Flow batteries can save $600,000 over a 20 year project
200 kWh Installation (No ZBB EnerSection or Inverter)
ZBB flow batteries are a cost effective alternative to lead acid in key markets over a service lifetime
* Source:  Internal company estimates

Target Market by Application
Microgrids: Ensure consistent and reliable power in environments that are often unstable and rely on generators for a significant portion of their power
Commercial Buildings: Eliminate or minimize the use of diesel generators and lead-acid batteries for back-up power, and ensure consistent and clean power quality
Remote Grids: Deliver power to locations, i.e., military operating positions currently reliant on diesel generators and/or unreliable grid power
Communication Towers: Provide environmentally sound, easily maintained and lasting power to cellular and communication towers reliant on diesel generators or lead-acid batteries

ZBB Projects – Spring 2012

ZBB energy corporation

United States

- Oregon State
- Calif. Public Utility Comm.
- NAVFAC/SEI (So. Calif.)
- NAVFAC/SNI (So. Calif.)
- General Atomics (So. Calif.)
- Major Sports Stadium (Arizona)
- Military - Undisclosed (Texas)
- Eaton/Ft Sill (Oklahoma)
- Lower Valley (Wyoming)
- DoD/Transportable (Wisconsin)
- UWM (Wisconsin)
- CCG/IIT (Illinois)
- UE Corp. (N. Virginia)
- Envinity (Pennsylvania)
- Pualani Manor (Hawaii)
- Military – Undisclosed (Hawaii)



International

- BC Hydro (Canada)
- Dundalk (Ireland)
- China – Two Sites TBD
- JeJu Island (Korea)
- Honam Lab (Korea)

- ***55+ ZBB EnerStores in backlog for projects around world***
- ***Initial shipments began Q1 2012***

ZBB…optimizing energy availability

Remote Grid Project Example: US Military

ZBB energy corporation

ZBB is the market leader in storage design wins for the U.S. military market

- Awarded Fort Sill microgrid 500kWh project with Eaton as partner
- Booked trailer mounted power system for forward operating applications
- Booked 1MWh system for NAVFAC (Naval Facilities Engineering Command)
- Booked transportable system for Army
- Booked Pearl Harbor Hickam for SPIDERS Microgrid program







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Data Center Example

- ZBB EnerSystem works seamlessly with existing DC based UPS systems
- Integrates renewables, storage, grid input and DC output, includes LED lighting
- Use of system during grid outages in place of diesel genset
- Provides stable supply of power, particularly from renewables
- >30% efficiency savings using DC sources
- Creates an AC and/or DC microgrid
- Dispatch stored energy at peak hours to avoid peak demand charges



StarLine DC Solutions

the green grid® member

ZBB EnerSystem expandable with needs

- 25 to 200kW of PV
- 25 to 200kW wind
- 50 to 1000kWh of storage
- 380 VDC "UPS" output from all sources

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Building Integration Example:
Hawaii Mid-Rise Residential Power Systems

Challenge

- Expensive ($0.28-0.33/kWh), unreliable electricity
- 4 hour daily peak rate
- Grid instability due to renewable saturation
- Emissions compliance & fuel costs make diesel back-up cost prohibitive
- 6000 elevator back-up system replacements required by code

Solution

- ZBB EnerSystem integrates renewables with storage and Grid; provides provides off-grid back-up

Results

- Multiple tax credits shorten ROI
- **40%*** electrical cost savings
- Grid operator gains stability



50kW/200kWh System
"Common Power Systems" *

Cost Comparison: Genset vs. ZBB


$700K
$600K
$500K
$400K
$300K
$200K
$100K
$0K
$250
$222
$191
$222
Gen Set Cost - Installed
ZBB System w/ PV - Installed
Hawaii Tax Credit (35%)
Federal RE ITC (30%)
Net Installed Cost

** Source: Internal company estimates*

***Federal tax credits currently only available for residential applications*

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China Joint Venture
ZBB Energy holds 34% share and controls JV through Hong Kong holding company
Began operation at the end of 2011 with $13.4 million in registered capital
Partnered with PowerSav and two State Grid companies
First twelve ZBB EnerStore systems in assembly and test May-July 2012 timeframe
Market expected to reach $20 Billion by 2017*
* Source: Lux Research March, 2012

International Strategic Relationships
Honam Petrochemical Corp.
Honam is a $12 Billion division of the Lotte Group ($50 Billion in assets)
Collaboration on cost reduction and ramp of V3 ZBB EnerStore battery
Exclusive distribution in Korea, non exclusive in Japan, Taiwan, Malaysia, Singapore, Vietnam

US Technology Company R&D Project
Development of larger scale flow batteries
$700k equity investment; $800k phase one project

ZBB Operations

- 1 MWh ZBB EnerStore capacity per month (1 battery module per day)
  - Increase to 1.5 MWH per month with proportional increase in direct labor workforce
- ZBB EnerSection assembly and test in ZBB facility
- 25 kW inverter ETL certified to UL 1741
  - 60 & 125 kW inverters expected to be ETL certified to UL 1741 by end of the fiscal year (June)
- 30,000 Sq. ft. production in Wuhu, China



Inverter Assembly - Milwaukee, WI



60 kW Inverter



ZBB EnerStore Assembly – Milwaukee, WI

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Product Sales Funnel & Backlog
Sales Funnel
Market Segment Number of Opportunities Dollar Value
Remote Grid 13 $12,369,998
Commercial Building 5 $  1,438,253
Micro Grid 18 $13,316,234
Strategic Partner 4 $  4,350,000
Other 15 $  3,923,146
Total 55 $35,709,454
Backlog of 55+ ZBB EnerStores as May, 2012

ZBB Key Takeaways

- Addressing fast-growing, multi-billion dollar global market opportunity
- ZBB EnerSection is the *"Cisco Router"* of power management
- Smart storage solves distributed grid problems
- Strong IP position creates sustainable advantage
- Order backlog across target markets demonstrates product acceptance
- At inflection point – initial shipments underway in Fiscal Q3, 2012
- Operationally set to ramp domestic annual sales to $45 million with current infrastructure


ZBB EnerSystem


Shipments
Backlog
$ Millions
$7
$6
$5
$4
$3
$2
$1
$0
Q2-11
Q3-11
Q4-11
Q1-12
Q2-12
Q3-12

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Contact Us
Company Contact:
Eric Apfelbach
President & CEO
eapfelbach@zbbenergy.com
Office: (262) 253-9800 x 123
Mobile: (608) 576-7549

Investor Relations:
Justin Vaicek
Liolios Group, Inc.
Tel (949) 574-3860
ZBB@liolios.com

Appendix
Supplemental Materials

ZBB at Inflection Point
Two-year repositioning effort now being realized:
Re-engineered products for leap frog capability, cost and ability to scale
Targeted strategic design wins  now leader in key segments, i.e., military
Started shipments this quarter, with backlog at $6.2 million
Reconstructed all channels to address global markets
Formed global partnerships to reduce manufacturing costs
Formed China JV to capture largest and highest growth market
Acquired key company (Tier) to hit product goals
Overhauled factory and manufacturing processes
New senior management team and board of directors
Operationally set to ramp domestic annual sales to $45 million with current infrastructure

Cap Table  May 8, 2012
Shares/Amount Weighted Average Price
Preferred stock $10,000 face value,
Non-convertible, liquidatio preference of
$6,283,517, preferred stockw ill be redeemed with
Socius Notes receivable  575,128
Common stock outstanding 41,055,079
Warrants 41,177,177 $0.89
stock options 4,296,480 $1.28
restricted stock units 2,448,436
convertible debt 4,650,943 $0.53
fully diluted common stock 56,628,115
long term debt $4,200,000

ZBB Shareholders 12/31/2011
Name shares percent
marathon capital management llc 4,858,651 11.83%
ardsley advisory partners 2,817,831 6.86%
vanguard group, Inc. 141,333 0.34%
ICM asset management 121,075 0.29%
vanguard extended market index fund 141,333 0.34%
spartan extended market index fund 44,500 0.11%
brown advisory inc. 57,500 0.14%
j.p. morgan securities inc. 28,593 0.07%
geode capital management, llc 44,500 0.11%
northern trust investments, n.a. 40,919 0.10%
c

alifornia public employees 38,700 0.09%
relative value partners, llc 10,000 0.02%
great lakes advisors llc 10,000 0.02%
UBS AG 4,131 0.01%

Board of Directors

ZBB energy corporation

Paul Koeppe
Chairman of the Board
- Founder and CEO of Superconductivity, Inc.
- Past Director at Best Power and Northern Power; Director of inContact

Eric Apfelbach
Chief Executive Officer
- 11 years of CEO/ Board /governance experience
- Founder Alfalight Laser, Virent biofuels

Richard A. Abdoo
Director
- Former Chairman and CEO of Wisconsin Energy Corporation
- Director of AK Steel and NiSource

Jim Ozanne
Director
- Ex-GE Capital Executive

Manfred Birnbaum
Director
- Former Executive of English Electric Corp.
- Career at Westinghouse Electric Corporation; Director STW Resources Corp.

Richard Payne
Director
- 26 years experience in corporate and commercial law
- Director Agri Energy Ltd; Director Broome Intnl Airport group of companies

Jeff Reichard
Director
- 30+ years of power electronics experience
- President of Tier Electronics

Charles Stankiewicz
Director
- Senior Executive at American Superconductor (AMSC)
- Westinghouse

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